                                 AMENDED AND RESTATED

                                 OPERATING AGREEMENT

                                          OF

                             ONE SOURCE INDUSTRIES, LLC,
                        A CALIFORNIA LIMITED LIABILITY COMPANY



                             DATED AS OF JANUARY 11, 1999









THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 NOR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS AGREEMENT IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN.

                                 AMENDED AND RESTATED
                                 OPERATING AGREEMENT
                                          OF
                             ONE SOURCE INDUSTRIES, LLC,
                        A CALIFORNIA LIMITED LIABILITY COMPANY


     THIS AMENDED AND RESTATED OPERATING AGREEMENT (this "Agreement") is entered into as of this 11th day of January, 1999, by and between Westminster Capital, Inc., Drew Sherline and One Source Industries, Inc. (collectively, the "Members" and, individually, a "Member"). This Agreement replaces and supercedes the Operating Agreement of One Source Industries, LLC, dated as of January 1, 1999, by and between Drew Sherline and One Source Industries, Inc.


                                   R E C I T A L S

     A. Drew Sherline and One Source Industries, Inc. filed Articles of Organization for ONE SOURCE INDUSTRIES, LLC (the "Company"), a limited liability company under the laws of the State of California, with the
California Secretary of State on December 31, 1998.   The Company was created
to conduct the business historically conducted by One Source Industries, Inc. and One Source Industries, Inc. contributed all of its assets and liabilities to the Company in connection with the formation of the Company.

     B. Concurrently with entering into this Agreement, the parties hereto have also entered into a Membership Interest Purchase Agreement (the "Purchase Agreement"), pursuant to which Westminster Capital, Inc. has purchased an 80% Membership Interest in the Company from One Source Industries, Inc.

     C. The parties hereto desire to adopt and approve this Agreement as the operating agreement for the Company, to admit Westminster Capital, Inc. as a Member, to establish their respective rights and responsibilities and to govern their relationships as Members of the Company.

                                  A G R E E M E N T

     NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:

                                      ARTICLE 1
                       FORMATION OF LIMITED LIABILITY COMPANY;
                                ORGANIZATIONAL MATTERS

     1.1 FORMATION. The parties hereby form a limited liability company (the "Company") under the provisions of the Beverly-Killea Limited Liability Company Act (the "Act") and, except as herein otherwise expressly provided, the rights and liabilities of the Members shall be as provided in that Act, as amended from time to time.

     1.2 NAME. The business of the Company shall be conducted under the name "ONE SOURCE INDUSTRIES, LLC," or such other name as the Manager shall hereafter designate.

     1.3 PLACE OF BUSINESS. The principal business office of the Company shall be located at 26941 Cabot Road, Suite 129, Laguna Hills, California, 92653, or at such other place as may be designated by the Manager from time to time.

     1.4 TERM. The term of the Company shall commence on the date hereof and shall continue until December 31, 2031, unless sooner terminated as hereinafter provided.

     1.5 COVENANTS REGARDING ORGANIZATION. The Members shall take such steps as are necessary to (a) maintain the Company's status as a limited liability company formed under the laws of the State of California and its qualification to conduct business in any jurisdiction where the Company does business and is required to be qualified, and (b) ensure that the Company shall continue to be treated as a partnership for tax purposes.


                                      ARTICLE 2
                                     DEFINITIONS

     As used in this Agreement, the following terms shall have the following meanings:

     2.1  "ACT" means the Beverly-Killea Limited Liability Company Act, Title
2.5 of the Corporations Code of the State of California, as it may be amended from time to time.

     2.2 "ADJUSTED CAPITAL ACCOUNT DEFICIT" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant fiscal year of the Company, after giving effect to the following adjustments: (a) credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and (b) debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and
(6). This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

     2.3 "AFFILIATE" means, with reference to a specified Member, any Person controlling, controlled by, or under the common control of a Member. The term "control," as used in the immediately preceding sentence, means, with respect to a corporation or limited liability company, the right to exercise, directly or indirectly, fifty percent (50%) or more of the voting rights attributable to the controlled corporation or limited liability company, and, with respect to any individual, partnership, trust or other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

     2.4 "AGREEMENT" means this Operating Agreement, as amended, modified or supplemented from time to time.

     2.5 "CAPITAL ACCOUNT" means, with respect to any Member, the capital account maintained for such Member in accordance with the following provisions:

          (a) To each Member's Capital Account there shall be credited such Member's capital contributions (including, the Gross Asset Value of any property contributed to the Company), such Member's distributive share of Profits and any items in the nature of income or gain that are specially allocated pursuant to Section 6.4 or Section 6.5 hereof, and the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member.

          (b) To each Member's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any property distributed to such Member pursuant to any provision of this Agreement, such Member's distributive share of Losses and any items in the nature of deduction or loss that are specially allocated pursuant to Section 6.4 or Section 6.5 hereof, and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

          (c) In the event all or a portion of a Membership Interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

          (d) Where appropriate in determining the amount of any liability for purposes of this Agreement, there shall be taken into account Code
Section 752(c) and any other applicable provisions of the Code and Regulations.

          The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Manager shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or any Member) are computed in order to comply with such Regulations, the Manager may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Member pursuant to Article 12 hereof upon the dissolution of the Company. The Manager also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company's balance sheet, as computed for book purposes, in accordance with
Section 1.704-1(b)(2)(iv)(q) of the Regulations, and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

     2.6  "CODE" means the Internal Revenue Code of 1986, as amended.

     2.7 "COMPANY" means the limited liability company formed pursuant to this Agreement by the parties hereto, as said company may from time to time be constituted.

     2.8 "COMPANY MINIMUM GAIN" has the meaning given "partnership minimum gain" set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

     2.9 "DEPRECIATION" means, for each fiscal year of the Company, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such fiscal year, except that (1) with respect to any asset whose Gross Asset Value differs from its adjusted tax basis for federal income tax purposes and which difference is being eliminated by use of the "remedial method" defined by Section 1.704-3T(d) of the Regulations, Depreciation for such fiscal year shall be the amount of book basis recovered for such fiscal year under the rules prescribed by Section 1.704-3T(d)(2) of the Regulations, and (2) if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such fiscal year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such fiscal year bears to such beginning adjusted tax basis; PROVIDED, HOWEVER, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such fiscal year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager.

     2.10 "DISTRIBUTABLE CASH" means the amount of cash that the Manager deems available for distribution to the Members, taking into account the tax distributions required by Section 5.1 and all Company debts, liabilities and obligations then due and amounts that the Manager deems necessary to place into reserves for customary and usual claims, anticipated cash requirements with respect to the Company's business and future growth plans. The Manager shall not be obligated to fix any amount as Distributable Cash.

     2.11 "ECONOMIC INTEREST" means a Person's right to share in the income, gains, losses, deductions, credit or similar items of, and to receive Distributable Cash from, the Company, but does not include any other rights of a Member including, without limitation, the right to vote or to participate in management, or, except to the extent provided by law, any right to information concerning the business and affairs of the Company.

     2.12 "GROSS ASSET VALUE" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

          (a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as reasonably determined by the Manager and the contributing Member;

          (b) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Manager, as of the following times: (i) the acquisition of an additional Membership Interest by any new or existing

Member in exchange for more than a DE MINIMIS capital contribution; (ii) the distribution by the Company to a Member of more than a DE MINIMIS amount of property as consideration for a Membership Interest; and (iii) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(G);

          (c) The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution, as reasonably determined by the Manager and the recipient Member; and

          (d) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and
Section 2.24(f) or 6.4(g) hereof; PROVIDED, HOWEVER, that Gross Asset Values shall not be adjusted pursuant to this Section 2.12(d) to the extent the Manager determine that an adjustment pursuant to Section 2.12(b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Section 2.12(d).

          If the Gross Asset Value of an asset has been determined or adjusted pursuant to Section 2.12(a), (b) or (d) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

     2.13 "INTEREST" means an ownership interest in the Company, which includes a Member's Economic Interest and/or a Member's Membership Interest.

     2.14 "MAJORITY IN INTEREST" means those Members owning, in the aggregate, more than fifty percent (50%) of the Percentage Interests, except where otherwise expressly provided in this Agreement.

     2.15 "MANAGER" means the Board of Directors selected to manage the Company pursuant to the provisions of this Agreement and the Act.

     2.16 "MEMBER" means a Person who:

          (a) has been admitted to the Company as a Member in accordance with this Agreement (including each Person whose name is listed on the signature page hereof and each Person who hereafter has been admitted to the Company as a member in accordance with Article 10) or is a transferee or assignee of a Membership Interest who has become a member pursuant to Article 9; and

          (b) has not resigned, withdrawn or been expelled as a member or, if other than an individual, been dissolved.

     2.17 "MEMBER NONRECOURSE DEBT" has the meaning given "partner nonrecourse debt" set forth in Section 1.704-2(b)(4) of the Regulations. The amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a fiscal year of the Company equals the excess (if any) of the net increase (if any) in the amount of Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt during that fiscal year over the aggregate amount of any distributions during that fiscal year to the Member that bears (or is deemed to bear) the economic loss for such Member Nonrecourse Debt to the extent such distributions are from the proceeds of such Member Nonrecourse Debt and are allocable to an increase in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(2).

     2.18 "MEMBER NONRECOURSE DEBT MINIMUM GAIN" means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a nonrecourse liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

     2.19 "MEMBER NONRECOURSE DEDUCTIONS" has the meaning given "partner nonrecourse deductions" set forth in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

     2.20 "MEMBERSHIP INTEREST" means a Member's rights in the Company, collectively, including the Member's Economic Interest, any right to vote or participate in management, and any right to information concerning the business and affairs of the Company.

     2.21 "NONRECOURSE DEDUCTIONS" has the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

     2.22 "PERCENTAGE INTEREST" means the percentage assigned to each Member as set forth opposite such Member's name on the signature page hereof.

     2.23 "PERSON" means an individual, general partnership, limited partnership, limited liability company, corporation, trust, estate, real estate investment trust, association or other entity, whether domestic or foreign.

     2.24 "PROFITS" AND "LOSSES" means, for each fiscal year of the Company, an amount equal to the Company's taxable income or loss for such fiscal year, determined in accordance with Code Section 703(a) (and, for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

          (a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this Section 2.24 shall be added to such taxable income or loss;

          (b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section

1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this Section 2.24, shall be subtracted from such taxable income or loss;

          (c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to Section 2.12(b) or (c) hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

          (d) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its gross asset value;

          (e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with Section 2.9 hereof;

          (f) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of an Economic Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

          (g) Notwithstanding any other provisions of this Section 2.24, any items which are specially allocated pursuant to Section 6.4 or Section 6.5 hereof shall not be taken into account in computing Profits or Losses.

          The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Sections 6.4 and
6.5 hereof shall be determined by applying rules analogous to those set forth in Sections 2.24(a) through (f) above.

     2.25 "REGULATIONS" means the Treasury Regulations promulgated under the Code.

     2.26 "TRANSFER" shall mean any transfer, sale, assignment, gift, pledge or other disposition or encumbrance.

                                      ARTICLE 3
                                   BUSINESS PURPOSE

     3.1 PURPOSE. The purpose of the Company is conduct the packaging business historically conducted by One Source Industries, Inc. and to engage in any and all activities related or incidental thereto or for which limited liability companies may be organized under the laws of the State of California.

     3.2 WAIVER OF RIGHT OF PARTITION. Except as expressly provided in this Agreement, no Member may, either directly or indirectly, take any action to require partition of the Company or of any of the Company's assets or properties or cause the sale of any of the Company's assets or properties without the consent of the Manager and a Majority in Interest of the Members; and, notwithstanding any provision of law to the contrary, each Member (and his, her or its legal representative, successor or assign) hereby irrevocably waives any and all right to maintain any action for partition or to compel any sale with respect to his, her or its Membership Interest, or with respect to any assets or properties of the Company.

     3.3 OUTSIDE ACTIVITIES AND INVESTMENTS OF MEMBERS. Each Member understands that the other Members may be interested, directly or indirectly, in various other businesses and undertakings, some of which may be similar in nature to the business of the Company. Except as specifically provided for in the Purchase Agreement and the other agreements referenced therein, including the employment agreement between the Company and Drew Sherline, each Member agrees that any Member and any Affiliate of any Member may engage in or possess an interest, direct or indirect, in any business venture of any nature or description for his, her or its own account, independently or with others, including without limitation any business, industry or activity in which the Company may be interested in investing or may also have investments, and may do so without any accountability or any obligation to report the same to the Company or any Member or to afford the Company or any Member any opportunity to participate therein. Neither the Company nor any Member shall have any right in or to any such independent venture or investment or the revenues or profits derived therefrom.

     3.4 OUTSIDE EMPLOYMENT OF MEMBERS. The fact that any Member or any Affiliate of any Member is employed by, or is directly or indirectly interested in or connected with, any Person employed or engaged by the Company to render or perform a service, or from whom the Company may make any purchase, or to whom the Company may make any sale, or from or to whom the Company may obtain or make any loan or enter into any lease, license or other arrangement, shall not prohibit the Company from engaging in any transaction with such Person, or create any additional duty of legal justification by such Member or such Person beyond that of an unrelated party, and neither the Company nor any other Member shall have any right in or to any revenues or profits derived from such transaction by such Member, Affiliate or Person.

                                  ARTICLE 4
                          CAPITAL AND CONTRIBUTIONS;
                      RIGHTS AND OBLIGATIONS OF MEMBERS

     4.1  INITIAL CAPITAL CONTRIBUTIONS.

          (a) In connection with the formation of the Company, Drew Sherline contributed $1,000 to the Capital of the Company.

          (b) In connection with the formation of the Company, One Source Industries, Inc. contributed all of the assets (including, without limitation, all equipment, supplies, fixtures, inventories, personal property and other goods, accounts receivable, notes, drafts and other documents, leasehold improvements, customer lists, business records, contract rights, permits, trademarks, trade names and service marks, goodwill and other general intangibles of whatever kind or nature) which are owned by One Source Industries, Inc. In connection with such contribution, the Company agreed to assume all liabilities and other obligations of One Source Industries, Inc. (including, without limitation, all trade payables, obligations under equipment and real property leases, employee related liabilities and obligations under all contracts and other agreements transferred to the Company); excluding, however, any liabilities for federal, state, local or foreign income taxes or franchise taxes, including any interest, penalties and additions imposed with respect to such taxes. Each of One Source Industries, Inc. and Drew Sherline agrees to promptly execute and deliver all such further documents, instruments, assignments, endorsements and other agreements, and take all such further actions, as may be necessary or desirable or that the Company may request, in order to confirm the foregoing or carry out the intent and purposes thereof.

          (c) The Members agree that, for purposes of calculating and maintaining the Capital Accounts of the Members as provided in Section 4.2 below, the net value of the assets and liabilities contributed by One Source Industries, Inc. to the Company, as described in Section 4.1(b) above, shall be determined based on the total consideration paid by Westminster Capital, Inc. to One Source Industries, Inc. for the purchase the 80% Membership Interest in the Company as provided in the Purchase Agreement, and that any adjustments that may be required to be made to the Members' respective Capital Accounts by reason of the payment of deferred, contingent consideration for such Membership Interest under the Purchase Agreement shall be reflected on the books of the Company as an adjustment in the value of the goodwill so contributed by One Source Industries, Inc. to the Company.

     4.2 MAINTENANCE OF CAPITAL ACCOUNTS. Capital accounts shall be maintained for each Member in accordance with Section 704(b) of the Code and the Regulations promulgated thereunder. Each Member's Capital Account shall be initially credited with the contribution required of such Member under
Section 4.1, when made.

     4.3 NO ADDITIONAL CAPITAL CONTRIBUTIONS. Except as provided in Section 4.1, or as otherwise determined by all of the Members, no Member shall be liable to creditors of the Company, or shall be required to make additional capital contributions to the Company or to restore all or any portion of a deficit balance in such Member's Capital Account with the Company.

     4.4 NO INTEREST ON CONTRIBUTIONS. No Member shall have the right to receive interest on contributions to the Company.

     4.5 NO RIGHT TO WITHDRAW. No Member may withdraw or resign from the Company without the consent of the Manager and a Majority in Interest of the Members.

     4.6 LOANS BY MEMBERS. With the consent of the Manager, any Member may, at any time and from time to time, make a loan to the Company in such amount and upon such terms as the Member and the Manager may agree.

     4.7 COMPENSATION OF MEMBERS. A Member may be compensated for performing services to the Company in his, her or its capacity as an employee or consultant thereto, as reasonably determined by the Manager.

                                  ARTICLE 5
                                DISTRIBUTIONS

     5.1 MANDATORY DISTRIBUTIONS. In order to permit the Members to pay taxes on their allocable share of the taxable income of the Company, the Manager shall cause the Company to distribute to each Member, on a quarterly basis, an estimated amount equal to the excess, if any, of (a) the product of the taxable income of the Company (including estimates for the current year) allocated to such Member, determined on a cumulative basis for all years (through and including the immediately preceding tax year) multiplied by highest combined marginal federal and California income tax rate applicable to a resident individual for such fiscal year (stated as a percentage), over
(b) all amounts previously distributed to such Member. Such amounts shall be treated as advances on distributions of cash under Section 5.2 below.

     5.2 DISTRIBUTIONS OF CASH. Subject to applicable law and to limitations contained elsewhere in this Agreement, the Manager may elect from time to time to distribute Distributable Cash to the Members, which distributions shall be in the following order of priority:

          (a) First, Distributable Cash shall be distributed to and among the Members who have made loans to the Company, PRO RATA, in proportion to the principal loan balances outstanding, until all of the accrued but unpaid interest on all such loans, if any, have been paid, and then the principal amounts thereof; PROVIDED, HOWEVER, that this provision shall not apply with respect to the principal or interest on any loans that, at the time of such distribution, may not be paid by the Company under the terms of any subordination agreement applicable to such loan.

          (b) Second, Distributable Cash shall be distributed to and among the Members, PRO RATA, in accordance with their respective Percentage Interests.

          (c) All distributions hereunder shall be made only to the Persons who, according to the books and records of the Company, are the holders of record of Interests in respect of which such distributions are made on the actual date of distribution. Neither the Company nor any Member, Manager or officer shall incur any liability for making distributions in accordance with this Section 5.2.

     5.3 FORM OF DISTRIBUTION. No Member, regardless of the nature of the Member's capital contributions, shall have the right to demand and receive any distribution from the Company in any form other than money. Further, no Member may be compelled to accept from the Company a distribution of any asset in kind in lieu of a proportionate distribution of money being made to other Members. A Member may be compelled, however, to accept an in-kind asset distribution if such asset is being distributed proportionately to all Members.

     5.4 WITHHOLDING ON DISTRIBUTIONS. Each Member acknowledges and agrees that the Company may be required to deduct and withhold tax or to fulfill other obligations of such Member on any amount distributed or allocated by the Company to such Member or to any assignee of a Member's Interest (or the related Economic Interest). Each Member shall promptly furnish the Tax Matters Partner with an Internal Revenue Service Form W-8, Form W-9 or Form 1001, as applicable. All amounts so withheld with respect to such Member shall be treated as amounts distributed to such Person pursuant to Section 5.2(b) for all purposes under this Agreement.

     5.5 RETURN OF DISTRIBUTIONS. Except for distributions made in violation of the Act or this Agreement, no Member shall be obligated to return any distribution to the Company or pay the amount of any distribution for the account of the Company or to any creditor of the Company. The amount of any distribution returned to the Company by a Member or paid by a Member for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to such Member.

     5.6 RESTRICTION ON DISTRIBUTIONS. No distribution shall be made if, after giving effect to the distribution:

          (a) The Company would not be able to pay its debts as they become due in the usual course of business; or

          (b) The Company's total assets would be less than the sum of its total liabilities.


                                  ARTICLE 6
                      ALLOCATIONS OF PROFITS AND LOSSES

     6.1  ALLOCATION OF PROFITS.  Except as otherwise provided in this
Article 6, Profits shall be allocated: first, to and among the Members, PRO RATA, in proportion to and to the extent by which (a) the cumulative Losses allocated to the Members pursuant to Section 6.2 hereof for all prior fiscal years exceeds (b) the cumulative Profits allocated to the Members pursuant to this Section 6.1 for all prior fiscal years; and, thereafter, to and among the Members, PRO RATA, in accordance with their respective Percentage Interests.

     6.2  ALLOCATION OF LOSSES.

          (a) GENERAL ALLOCATIONS. Except as provided in Section 6.2(b), or as otherwise provided in this Article 6, Losses shall be allocated: first, to and among the Members, PRO RATA, in proportion to and to the extent by which (i) the cumulative Profits allocated to the Members pursuant to Section 6.1 hereof for all prior fiscal years exceeds (ii) the cumulative Losses allocated to the

Members pursuant to this Section 6.2 for all prior fiscal years; and, thereafter, to and among the Members, PRO RATA, in accordance with their respective Percentage Interests.

          (b) LIMITATIONS ON LOSSES. Losses allocated pursuant to Section 6.2(a) shall not exceed the maximum amount of Losses that can be so allocated without causing any Member to have an, or to increase an existing, Adjusted Capital Account Deficit at the end of any fiscal year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 6.2(a) hereof, the limitation set forth in this Section 6.2(b) shall be applied on a Member-by-Member basis so as to allocate the maximum permissible Losses to each Member under Section 1.704-1(b)(2)(ii)(d) of the Regulations. All Losses in excess of the limitation set forth in this Section 6.2(b) shall be allocated to and among the other Members, PRO RATA, in accordance with their respective Percentage Interests.

     6.3 TRANSFERS. If there is a change in Members or in the respective holdings of Economic Interests or in the respective rights or obligations appurtenant to Economic Interests (caused, for example, by an admission of a new Member), allocations under this Article 6 for a taxable year among the Persons who are or were Members shall be made in the manner determined to be required under the Code and, if more than one method is determined to be permitted, then by the method selected as appropriate by the Manager, taking into account both the principles of substantial fairness and convenience of administration.

     6.4 SPECIAL ALLOCATIONS. The following special allocations shall be made in the following order:

          (a)  MINIMUM GAIN CHARGEBACK. Except as otherwise provided in
Section 1.704-2(f) of the Regulations, and notwithstanding any other provision of this Article 6, if there is a net decrease in Company Minimum Gain during any fiscal year, each Member shall be specially allocated items of Company income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Regulations
Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 6.4(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

          (b)  MEMBER MINIMUM GAIN CHARGEBACK.  Except as otherwise provided in
Section 1.704-2(i)(4) of the Regulations, and notwithstanding any other provision of this Article 6, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any fiscal year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with
Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4).

Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with
Section 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 6.4(b) is intended to comply with the minimum gain chargeback requirement in
Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

          (c) QUALIFIED INCOME OFFSET. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Regulations, items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 6.4(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 6 have been tentatively made as if this Section 6.4(c) were not in the Agreement.

          (d) GROSS INCOME ALLOCATION. In the event any Member has a deficit Capital Account at the end of any fiscal year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this
Section 6.4(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article 6 have been made as if Section 6.4(c) hereof and this Section 6.4(d) were not in the Agreement.

          (e) NONRECOURSE DEDUCTIONS. Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to and among the Members, PRO RATA, in accordance with their respective Percentage Interests.

          (f) MEMBER NONRECOURSE DEDUCTIONS. Any Member Nonrecourse Deductions for any fiscal year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

          (g) SECTION 754 ADJUSTMENTS. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member's Interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to and among the Members in accordance with their Interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations
Section 1.704-1(b)(2)(iv)(m)(4) applies.

     6.5 CURATIVE ALLOCATIONS. The allocations set forth in Section 6.4 hereof (the "Regulatory Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations will be offset either with other Regulatory Allocations or with special allocations of other items of Company income gain, loss or deduction pursuant to this Section 6.4. Therefore, notwithstanding any other provision of this Article 6 (other than the Regulatory Allocations), the Manager shall make such offsetting special allocations in whatever manner the Manager determines appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 6.1, 6.2,
6.3 and 6.4(g) hereof. In exercising his discretion under this Section 6.5, the Manager shall take into account future Regulatory Allocations under Sections 6.4(a) and 6.4(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section 6.4(e) and 6.4(f).

     6.6 NONRECOURSE LIABILITIES. Solely for purposes of determining a Member's proportionate share of the "excess nonrecourse liabilities" of the Company within the meaning of Regulations Section 1.752-3(a)(3), the Members' respective Interests in Company profits are in proportion to their respective Percentage Interests.

     6.7 SECTION 704(c) PRINCIPLES. In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated to and among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value. In the event the Gross Asset Value of any Company asset is adjusted pursuant to Section 2.12(b) hereof, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Members in any manner that reasonably reflects the purpose and intention of this Agreement. Permitted methods of allocation include the traditional method, the traditional method with curative allocations and the remedial method, as described in Regulations Sections 1.704-3 and 1.704-3T. Allocations pursuant to this Section 6.7 are solely for purposes of federal, state and local taxes and shall not affect or in any way be taken into account in computing any Member's Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

                                  ARTICLE 7
                                  MANAGEMENT

     7.1  THE MANAGER.   The business of the Company shall be managed by a Board
of Directors (the "BOARD OF DIRECTORS," also referred to in this Agreement as the "MANAGER"). The Board of Directors shall initially be set at three Directors. The initial Directors shall be William

Belzberg, Keenan Behrle and Drew Sherline (as President of One Source Industries, Inc.). Each of the Directors shall serve as a Director until he or she resigns, is removed by a Majority in Interest of the Members (for cause or otherwise), dies or becomes incapacitated, in which case a Majority in Interest of all the Members shall designate a successor Director, who shall serve as a Director until he or she resigns, is removed by a Majority in Interest of the Members (for cause or otherwise), dies or becomes incapacitated.

     7.2 POWER AND AUTHORITY. The Board of Directors may exercise all such powers of the Company and do all such lawful acts and things as are not by statute or by this Agreement directed or required to be done by the Members. It is intended that the powers and authority of the Board of Directors shall be substantially the same as the powers and authority of directors of a corporation formed under the laws of the State of California. The consent or approval of a majority of the Directors given at a meeting (in person or by telephone), held at such time or place specified in a notice given at least two days prior to such meeting (unless waived), or by written action taken in lieu of a meeting shall be necessary for any decision of the Board of Directors concerning the transaction and conduct of business on behalf of the Company.

     7.3 MANAGER'S RIGHT TO APPOINT OFFICERS. The Board of Directors may appoint a chief executive officer, president, secretary, chief financial officer and such other officers of the Company as appropriate, each of whom shall hold office for such period, have such authority and perform such duties as the Board of Directors determines. Unless otherwise determined by the Board of Directors, it is intended that the powers and authority of the officers shall be substantially the same as the powers and authority of officers of a corporation formed under the laws of the State of California.

     7.4 RELIANCE ON MANAGER'S OR OFFICER'S SIGNATURE. Every contract, deed, mortgage, lease and other instrument executed by the Manager or an officer of the Company shall be conclusive evidence in favor of every person or entity relying thereon or claiming thereunder that, at the time of the delivery thereof, (i) the Company was in existence and (ii) neither this Agreement nor the Articles of Organization had been amended in any manner so as to restrict the delegation of authority to the Manager or officer as provided herein.

     7.5 RESIGNATION. Any Director or officer of the Company may resign at any time without prejudice to any rights of the Company under any contract to which such Director or officer is a party, by giving written notice to the Board of Directors. Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

     7.6 BANK ACCOUNTS. The funds of the Company shall be deposited in such bank account or accounts, or invested in such interest-bearing or non-interest bearing investments, as shall be designated by the Manager or an officer of the Company. Company funds shall be separately identifiable from and not commingled with those of any other Person.

     7.7 RELIANCE UPON ADVISORS. The Manager or an officer of the Company may consult with legal counsel chosen by him and any act or omission suffered or taken by him on behalf of the Company or in furtherance of the interests of the Company in good faith in reliance upon and in accordance with the advice of such counsel shall be full justification for any such act or omission and the Manager or officer shall be fully protected in so acting or omitting to act, provided such counsel was chosen with reasonable care.

     7.8 COMPENSATION; ADMINISTRATIVE EXPENSES. Each Director and officer of the Company shall be entitled to receive reasonable compensation for services rendered by him in the management of the Company's business; and each Director and officer shall be compensated in such manner as the Manager reasonably determines. All reasonable expenses incurred by the Directors or officers in managing and conducting the Company's business, including (but not limited to) overhead, administrative and travel expenses, and professional, technical, administrative, and other services, will be reimbursed by the Company.

     7.9 LIMITED LIABILITY. Neither the Manager nor any officer of the Company shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise, solely by reason of being the Manager or an officer, provided that such Person acted in good faith and in a manner that was believed to be in the best interests of the Company. Neither the Manager nor any officer shall be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of fraud, deceit, gross negligence, reckless or intentional misconduct, or a knowing violation of law by the Manager or officer.

     7.10 APPROVAL OF MEMBERS; LIMITATION ON MEMBERS' AUTHORITY. Any approval of the Members required by this Agreement or the Act may be given at a meeting (in person or by telephone), held at such time or place specified in a notice given at least two days prior to such meeting (unless waived), or by written action taken in lieu of a meeting. No Member shall be an agent of the Company solely by virtue of being a Member; and no Member shall have authority to act for or on behalf of the Company solely by virtue of being a Member, except as may be otherwise expressly provided in this Agreement.


                                      ARTICLE 8
                        BOOKS AND RECORDS; TAX MATTERS PARTNER

     8.1 BOOKS OF ACCOUNT. There shall be maintained and kept at all times during the continuation of the Company, proper and usual books of account which shall accurately reflect the condition of the Company and shall account for all matters concerning the management thereof, which books shall be maintained and kept at the principal office of the Company or at such other place or places as the Manager may from time to time determine. The Company's books and records shall be maintained on the basis selected by the Manager.

     8.2 FISCAL YEAR. The fiscal year of the Company shall be the calendar year.

     8.3 TAX MATTERS PARTNER. The "tax matters partner" of the Company within the meaning of Internal Revenue Code Section 6231(a)(7) shall be Westminster Capital, Inc.

                                      ARTICLE 9
                                TRANSFER OF INTERESTS

     9.1 TRANSFER RESTRICTIONS. No Member may Transfer any of his, her or its Membership Interest to any Person except with the prior written consent of the Manager and a Majority in Interest of the Members, which consent may not be unreasonably withheld. Notwithstanding the foregoing, a Member may Transfer his Membership Interest or any portion thereof to another Member without the consent of any other Member and may transfer his Membership Interest to an Affiliate of such Member for estate planning purposes. Any attempted Transfer of any Membership Interest to any Person that is made without the prior written consent of the Manager and a Majority in Interest of the Members shall be invalid and shall not be reflected on the Company's books.

     9.2  TRANSFERS BY BEQUEST.  Notwithstanding any provisions of Section
9.1 to the contrary:

          (a) Upon the death of any individual Member (and, for purposes of this Section 9.2, each trustor of a Member trust who has retained the power of revoke such trust shall be deemed to be a Member), the Interest of such individual (or trust) may be assigned to such Person or Persons as may be designated by such Member in his or her will, or under the terms of such revocable trust, or as otherwise provided under applicable law.

          (b) Upon the termination of any irrevocable trust which is a Member, or upon a required or discretionary distribution from any such trust to one or more beneficiaries thereof, the Interest of such trust may be assigned to such beneficiary or beneficiaries, as provided under the terms of such trust.

          (c) Any assignee referred to in this Section 9.2 shall have only the right to the distributions, profits and losses otherwise allocable to the transferor Member's Interest, and as a holder of an Economic Interest, shall have no right to become a substituted Member except as provided in Article 10 below and shall have no right to the management of the Company or to participate in any decision affecting the Company.

                                      ARTICLE 10
                              ADMISSION OF NEW MEMBERS;
                           AMENDMENT TO OPERATING AGREEMENT
                             AND ARTICLES OF ORGANIZATION

     10.1 ADMISSION OF MEMBERS. New members may be admitted to the Company only upon the written consent of the Manager and a Majority in Interest of the Members, and shall be admitted upon such terms and conditions as the Manager may determine, consistent with this Agreement, the Company's Articles of Organization and any applicable provision of law or rule of a governmental agency or self-regulating organization which has jurisdiction over the business of the Company.

     10.2 AMENDMENTS. This Agreement and the Articles of Organization may not be amended in whole or in part except upon the written consent of the Manager and a Majority in Interest of the Members; PROVIDED, HOWEVER, that no amendment which has a materially adverse effect on a Member shall be effective hereunder without the consent of such Member. Notwithstanding anything contained herein to the contrary, the Manager may amend this Agreement without any vote, consent, approval, authorization or other action of any Member (provided that notice of such amendment is given to all Members) to (a) add to the duties or obligations of the Manager or surrender any right or power granted to the Manager in this Agreement for the benefit of the Members; (b) cure any ambiguity, correct or supplement any provision in this Agreement that may be inconsistent with any other provision in this Agreement, or make any other provisions with respect to matters or questions arising under this Agreement that will not be inconsistent with the intent of this Agreement; (c) reflect the withdrawal, addition or substitution of Members; (d) elect for the Company to be bound by any successor statute to the Act governing limited liability companies, if, in the opinion of the Manager, the amendment does not have a materially adverse effect on the Members or the Company; (e) conform this Agreement to changes in the Act or interpretations thereof which the Manager believes, in his exclusive discretion, appropriate, necessary or desirable, if, in the Manager's reasonable opinion, such amendment does not have a materially adverse effect on the Members or the Company; (f) change the name of the Company; (g) conform the profit and loss allocation provisions to any applicable requirements of Federal or state law which the Manager, in his exclusive discretion, believes appropriate, necessary or desirable, if, in the Manager's reasonable opinion, such amendment does not have a materially adverse effect on the Members or the Company; and (h) make any change which, in the exclusive discretion of the Manager, is advisable to qualify or to continue the qualification of the Company as a limited liability company under the laws of the State of California or that is necessary or advisable, in the exclusive discretion of the Manager, so that the Company will not be treated as an association taxable as a corporation for Federal or state income tax purposes.


                                      ARTICLE 11
                            LIABILITY AND INDEMNIFICATION

     11.1 DEFINITIONS. For purposes of this Article 11, the following definitions shall apply:

          (a) "Expenses" shall include without limitation attorneys' fees, disbursements and retainers, court costs, transcript costs, fees of accountants, experts and witnesses, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating or being or preparing to be a witness or other participant in a Proceeding.

          (b) "Proceeding" shall include any action, suit, arbitration, alternative dispute resolution mechanism, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative or investigative in nature, except a proceeding initiated by a Person pursuant to Section 11.10(b) of this Agreement to enforce such Person's rights under this Agreement.

          (c) "Indemnified Party" shall include any Member, Manager or officer of the Company who was or is a party or is threatened to be made a party to, or otherwise becomes involved in, any Proceeding (including a Proceeding by or in the right of the Company) by reason of the fact that such Member, Manager or officer of the Company is or was an agent of the Company.

     11.2 INDEMNIFICATION OF MEMBERS, MANAGERS AND OFFICERS. The Company shall indemnify each Indemnified Party against all Expenses, amounts paid in settlement, judgments, fines, penalties and ERISA excise taxes actually and reasonably incurred by or levied against such Indemnified Party in connection with such Proceeding if such Indemnified Party acted in good faith and in a manner such Indemnified Party reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal Proceeding, had no reasonable cause to believe such Indemnified Party's conduct was unlawful. The termination of any Proceeding, whether by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that an Indemnified Party did not act in good faith and in a manner which it reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that an Indemnified Party had reasonable cause to believe that such Indemnified Party's conduct was unlawful. To the fullest extent permitted by applicable law, an Indemnified Party shall be conclusively presumed to have met the relevant standards of conduct, as defined by the laws of the State of California or other applicable jurisdictions, for indemnification pursuant to this Section 11.2, unless and until a court of competent jurisdiction, after all appeals, finally determines to the contrary, and the Company shall bear the burden of proof of establishing by clear and convincing evidence that such Indemnified Party failed to meet such standards of conduct. In any event, the Indemnified Party shall be entitled to indemnification from the Company to the fullest extent permitted by applicable law, including, without limitation, any amendments thereto subsequent to the date of this Agreement that increase the protection of the Members, the Manager and the officers of the Company allowable under such laws. For purposes herein, an Indemnified Party shall be treated as "acting in good faith and in a manner such Indemnified Party reasonably believed to be in or not opposed to the best interests of the Company" unless such Indemnified Party engaged in gross negligence, bad faith or intentional misconduct.

     11.3 SUCCESSFUL DEFENSE. Notwithstanding any other provision of this Agreement, to the extent that an Indemnified Party has been successful on the merits or otherwise in defense of any Proceeding referred to in Section 11.2, or in defense of any claim, issue or matter therein, such Indemnified Party shall be indemnified against Expenses actually and reasonably incurred in connection therewith to the fullest extent permitted by the laws of California or other applicable jurisdictions, including, without limitation, any amendments thereto subsequent to the date of this Agreement that increase the protection of the Members, the Manager and the officers of the Company allowable under such laws.

     11.4 PAYMENT OF EXPENSES IN ADVANCE. Expenses incurred by an Indemnified Party in connection with a Proceeding shall be paid by the Company in advance of the final disposition of such Proceeding upon receipt of a written undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified by the Company as authorized in this
Article 11.

     11.5 INDEMNIFICATION OF OTHER AGENTS. The Company may, but shall not be obligated to, indemnify any Person (other than an Indemnified Party) who was or is a party or is threatened to be made a party to, or otherwise becomes involved in, any Proceeding (including any Proceeding by or in the right of the Company) by reason of the fact that such Person is or was an agent of the Company, against all Expenses, amounts paid in settlement, judgments, fines, penalties and ERISA excise taxes actually and reasonably incurred by such Person in connection with such Proceeding under the same circumstances and to the same extent as is provided for or permitted in this Article 11 with respect to an Indemnified Party, or with respect to such circumstances and on such terms as the Manager may determine.

     11.6 INDEMNITY NOT EXCLUSIVE. The indemnification and advancement of Expenses provided by or granted pursuant to the provisions of this Article 11 shall not be deemed exclusive of any other rights to which any Person seeking indemnification or advancement of Expenses may be entitled under any agreement, vote of the Members, determination of the Manager or otherwise, both as to action in such Person's capacity as an agent of the Company and as to action in another capacity while serving as an agent.

     11.7 INSURANCE. The Company shall have the power to purchase and maintain insurance or other financial arrangement on behalf of any Person who is or was an agent of the Company against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person's status as an agent, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of this Article 11 or of Section 17155 of the Act. In the event a Person shall receive payment from any insurance carrier or from the plaintiff in any action against such Person with respect to indemnified amounts after payment on account of all or part of such indemnified amounts having been made by the Company pursuant to this Article 11, such Person shall reimburse the Company for the amount, if any, by which the sum of such payment by such insurance carrier or such plaintiff and payments by the Company to such Person exceeds such indemnified amounts; PROVIDED, HOWEVER, that such portions, if any, of such insurance proceeds that are required to be reimbursed to the insurance carrier under the terms of its insurance policy shall not be deemed to be payments to such Person hereunder. In addition, upon payment of indemnified amounts under the terms and conditions of this Agreement, the Company shall be subrogated to such Person's rights against any insurance carrier with respect to such indemnified amounts (to the extent permitted under such insurance policies). Such right of subrogation shall be terminated upon receipt by the Company of the amount to be reimbursed by such Person pursuant to the second sentence of this Section 11.7.

     11.8 HEIRS, EXECUTORS AND ADMINISTRATORS. The indemnification and advancement of Expenses provided by, or granted pursuant to, this Article 11 shall, unless otherwise provided when authorized or ratified, continue as to a Person who has ceased to be an agent of the Company and shall inure to the benefit of such Person's heirs, executors and administrators.

     11.9 RIGHT TO INDEMNIFICATION UPON APPLICATION.

          (a)  Any indemnification or advance under Section 11.2 or Section
11.4 shall be made promptly, and in no event later than sixty (60) days, after the Company's receipt of the written request of an Indemnified Party therefor, unless, in the case of an indemnification, a determination shall have been made as provided in Section 11.2 that such Indemnified Party has not met the relevant standard for indemnification set forth in that Section.

          (b) The right of a Person to indemnification or an advance of Expenses as provided by this Article 11 shall be enforceable in any court of competent jurisdiction. The burden of proving by clear and convincing evidence that indemnification or advances are not appropriate shall be on the Company. Neither the failure by the Manager or Members of the Company or its independent legal counsel to have made a determination that indemnification or an advance is proper in the circumstances, nor any actual determination by the Manager or the Members of the Company or its independent legal counsel that indemnification or an advance is not proper, shall be a defense to the action or create a presumption that the relevant standard of conduct has not been met. In any such action, the Person seeking indemnification or advancement of Expenses shall be entitled to recover from the Company any and all expenses of the types described in the definition of Expenses in Section 11.1(a) of this Agreement actually and reasonably incurred by such Person in such action, but only if such Person prevails therein. A Person's Expenses incurred in connection with any Proceeding concerning such Person's right to indemnification or advances in whole or in part pursuant to this Agreement shall also be indemnified by the Company regardless of the outcome of such a Proceeding, unless a court of competent jurisdiction finally determines that each of the material assertions made by such Person in the Proceeding was not made in good faith or was frivolous.

     11.10 LIMITATIONS ON INDEMNIFICATION. No payments pursuant to this Agreement shall be made by the Company:

          (a) To indemnify or advance funds to any Person with respect to a Proceeding initiated or brought voluntarily by such Person and not by way of defense, except as provided in Section 11.9(b) with respect to a Proceeding brought to establish or enforce a right to indemnification under this Agreement, otherwise than as required under California law; PROVIDED, HOWEVER, that indemnification or advancement of Expenses may be provided by the Company in specific cases if a determination is made that such indemnification or advancement is appropriate, which determination shall be made (i) by the Manager or (ii), if such determination shall be made with respect to the Manager, by independent legal counsel chosen by a Majority in Interest of the Members;

          (b) To indemnify or advance funds to any Person for any Expenses, judgments, amounts paid in settlement, fines, penalties or ERISA excise taxes resulting from the such Person's conduct which is finally adjudged to have been willful misconduct, knowingly fraudulent or deliberately dishonest; or

          (c) If a court of competent jurisdiction finally determines that any indemnification or advance of Expenses hereunder is unlawful.

     11.11 PARTIAL INDEMNIFICATION. If a Person is entitled under any provision of this Article 11 to indemnification by the Company for a portion of Expenses, amounts paid in settlement, judgments, fines, penalties or ERISA excise taxes incurred by such Person in any Proceeding, but not, however, for the total amount thereof, the Company shall nevertheless indemnify such Person for the portion of such Expenses, amounts paid in settlement, judgments, fines, penalties or ERISA excise taxes to which such Person is entitled.

                                      ARTICLE 12
                              DISSOLUTION OF THE COMPANY

     12.1 EVENTS CAUSING DISSOLUTION. The Company shall be dissolved on the earlier of the following events:

          (a) The agreement to dissolve of both (i) the Manager and (ii) a Majority in Interest of the Members;

          (b) The death, bankruptcy, retirement, resignation, expulsion or dissolution of any Manager or Member, unless within 90 days after the event there are at least two remaining Members and a Majority in Interest of the remaining Members agree to continue the business of the Company;

          (c) The sale or liquidation of all or substantially all the assets of the Company;

          (d)  The expiration of the term of the Company; or

          (e)  As otherwise provided by the Act.

     Solely for purposes of this Section 12.1, the term "Majority in Interest" means those Members owning, in the aggregate, more than fifty percent (50%) of the profits and capital interests of all the Members, as provided in Section 17350(d) of the Act.

     12.2 APPLICATION OF COMPANY ASSETS. The assets of the Company on winding-up shall be applied in the following order:

          (a) First, assets shall be applied to the expenses of the winding-up, liquidation and dissolution.

          (b) Second, assets shall be applied to creditors (including Members, in their capacity as creditors), in order of priority as provided by law.

          (c) Thereafter, assets shall be distributed to and among the Members PRO RATA in accordance with their positive Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods. Such liquidating distributions to the Members shall be made by the end of the Company's taxable year in which the Company is liquidated or, if later, within ninety (90) days after the date of such liquidation.

     12.3 DISTRIBUTIONS IN KIND. Any non-cash asset distributed to one or more Members shall first be valued at its fair market value to determine the Profit or Loss that would have resulted if such asset were sold for such value. Such Profit or Loss shall then be allocated pursuant to Article 6, and the Members' Capital Accounts shall be adjusted to reflect such allocations.

     12.4 NEGATIVE CAPITAL ACCOUNT BALANCES. If any Member has a deficit balance in his, her or its Capital Account (after giving effect to all contributions, distributions and allocations for all fiscal years, including the fiscal year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

     12.5 NO PERSONAL LIABILITY. No Member shall be personally liable for any debts, liabilities or obligations of the Company, whether to the Company, any Member or to the creditors of the Company, beyond the amount contributed by such Member to the capital of the Company, such Member's share of the accumulated but undistributed profits of the Company, if any, and the amount of any distribution (including the return of any capital contribution) made to such Member required to be returned to the Company pursuant to this Agreement or under the Act; and no Manager shall be personally liable for any debts, liabilities or obligations of the Company, whether to the Company, any Member or to the creditors of the Company. Each Member shall look solely to the assets of the Company for all distributions with respect to the Company and for the return of his, her or its capital contributions and shall have no recourse therefore against any other Member or the Manager. The Members shall not have any right to demand or receive property other than cash upon dissolution and termination of the Company or to demand the return of their capital contributions to the Company prior to dissolution and termination of the Company.

                                  ARTICLE 13
                                MISCELLANEOUS

     13.1 COUNSEL TO THE COMPANY. Counsel to the Company may also be counsel to any Member or the Manager, or any Affiliate of a Member or the Manager. The officers of the Company may execute on behalf of the Company and the Members any consent to the representation of the Company that counsel may request pursuant to the California Rules of Professional Conduct or similar rules in any other jurisdiction ("Rules"). The Company has initially selected Troop Steuber Pasich Reddick & Tobey, LLP ("Company Counsel") as legal counsel to the Company in connection with its formation and organization, including the preparation of this Agreement. Each Member acknowledges that Company Counsel does not represent any Member in the absence of a clear and explicit agreement to such effect between the Member and Company Counsel, and that in the absence of any such agreement Company Counsel shall owe no duties directly to a Member. In the event any dispute or controversy arises between any Members and the Company, or between any Members or the Company, on the one hand, and a Member or the Manager (or Affiliate of a Member or the Manager) that Company Counsel represents, on the other hand, then each Member agrees that Company Counsel may represent either the Company or such Member or the Manager (or its Affiliate), or both, in any such dispute or controversy to the extent permitted by the Rules, and each Member hereby consents to such representation.

     13.2 ENTIRE AGREEMENT. Except as herein provided, this Agreement constitutes the entire agreement among the parties relating to the subject matter hereof. It supersedes any prior agreement or understandings between them relating to the subject matter hereof, and it may not be modified or amended in any manner other than as set forth herein.

     13.3 PARTIES IN INTEREST. Except as expressly provided in the Act, nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any Persons other than the Members and their respective successors and assigns nor shall anything in this Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

     13.4 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA. All terms used herein shall have the meaning given them under the Act, as such may be amended from time to time, except as otherwise provided herein.

     13.5 SUCCESSORS AND ASSIGNS. Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, heirs, administrators, executors, successors and assigns.

     13.6 HEADINGS. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision thereof. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Person may require in the context thereof.

     13.7 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement, or the application of such provision to any Person or circumstances shall be held invalid, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those to which it is held invalid, shall not be affected hereby.

     13.8 INTERPRETATION. In the event any claim is made by any Member relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Member or its counsel.

     13.9 ATTORNEYS' FEES. In the event of any litigation or arbitration between the parties hereto respecting or arising out of this Agreement, the prevailing party, whether or not such litigation or arbitration proceeds to final judgment or determination, shall be entitled to recover all of the attorneys' fees incurred with respect to such legal efforts, in each and every such action, suit or other proceeding, including any and all appeals or petitions therefrom; PROVIDED, HOWEVER, that in the case of any negotiated settlement of any litigation or arbitration between the parties, there shall be no "prevailing party" for purposes of this Section 13.9. As used herein, the term "attorneys' fees" shall be deemed to mean the full and actual cost of any legal services actually performed in connection with the matters involved, calculated on the basis of usual fees charged by the attorneys performing such services.

     13.10 DUE AUTHORIZATION. Each Person executing this Agreement on behalf of an entity represents and warrants that he or she has been duly authorized to enter into this Agreement on behalf of such entity, and that such entity is thereby fully bound.

     13.11 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

     13.12 ARBITRATION. Any controversy or dispute arising out of or relating to (a) this Agreement (including the interpretation of any of the provisions hereof), (b) the parties' rights under the Act, whether arising in contract, tort or any other legal theory, or (c) the action or inaction of any Member, the Manager or any officer, and whether based on federal, state or local statute or common law and regardless of the identities of any other defendants, other than requests for immediate equitable relief, (a
"Dispute"), then such Dispute shall be settled by arbitration in accordance with EXHIBIT A hereto. No action at law or in equity based upon any claim arising out of or related to this Agreement shall be instituted in any court by any Member except (i) an action to compel arbitration pursuant to this
Section 13.12 or (ii) an action to enforce an award obtained in an arbitration proceeding in accordance with this Section 13.12.

     13.13 WAIVER OF JURY. WITH RESPECT TO ANY DISPUTE ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED AGREEMENT, AS TO WHICH

NO MEMBER INVOKES THE RIGHT TO ARBITRATION HEREINABOVE PROVIDED, OR AS TO WHICH LEGAL ACTION NEVERTHELESS OCCURS, EACH MEMBER HEREBY IRREVOCABLY WAIVES ALL RIGHTS HE, SHE OR IT MAY HAVE TO DEMAND A JURY TRIAL. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY THE MEMBERS AND EACH MEMBER ACKNOWLEDGES THAT NONE OF THE OTHER MEMBERS NOR ANY PERSON ACTING ON BEHALF OF THE OTHER PARTIES HAS MADE ANY REPRESENTATION OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. THE MEMBERS EACH FURTHER ACKNOWLEDGE THAT HE, SHE OR IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT HE, SHE OR IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. EACH OF THE MEMBERS FURTHER ACKNOWLEDGES THAT HE, SHE OR IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER PROVISION.

     13.14 EXHIBITS. Exhibits attached to this Agreement are incorporated and shall be treated as if set forth herein.

     13.15 INVESTMENT REPRESENTATION. Each Member hereby represents and warrants to and agrees with the other Members and the Company that he, she or it is acquiring the Interest for investment purposes for his, her or its own account only and not with a view to or for sale in connection with any distribution of all or any part of the Interest.

     IN WITNESS WHEREOF, the Members of ONE SOURCE INDUSTRIES, LLC, a California limited liability company, have executed this Agreement, effective as of the date written above.

                                                                           PERCENTAGE
MEMBERS:                                                                    INTEREST
-------                                                                    ----------
/s/ Drew Sherline
-------------------------------------                                      1%
Drew Sherline


One Source Industries, Inc.                                                     19%


By: /s/ Drew Sherline
   -----------------------------------
     Drew Sherline
     President


Westminster Capital, Inc.                                                       80%


By: /s/ William Belzberg
   -----------------------------------

                                   EXHIBIT A

                             ARBITRATION PROVISIONS


     10   RULES; JURISDICTION.  Any Dispute shall be settled by arbitration that must be conducted in the County of Los Angeles, California, and, except as herein specifically stated, in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA Rules") then in effect (but not under the auspices of the AAA), and subject to the provisions of Title 9 of Part 3 of the California Code of Civil Procedure or any successor statute ("Title 9"). To the extent the AAA Rules conflict with, or are supplemented by, the provisions of Title 9, the provisions of Title 9 shall govern and be applicable. However, in all events the arbitration provisions provided herein shall govern over any conflicting rules that may now or hereafter be contained in either the AAA Rules or Title 9. Any judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction of the subject matter thereof. The arbitrators shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a Dispute. The parties hereby submit to the in personam jurisdiction of the Superior Court of the State of California for the County of Los Angeles and the United States District Court for the Central District of California for purposes of confirming or enforcing an arbitral award, including without limitation an award of equitable relief, and entering judgment thereon. The parties hereto waive any and all objections that they may have as to jurisdiction or venue in any of the above courts.

     20   COMPENSATION OF ARBITRATORS.  Any such arbitration shall be conducted before a panel of three arbitrators who shall be compensated for their services at a rate to be determined by the parties, but based upon reasonable and customary hourly or daily consulting rates for the neutral arbitrator in the event the parties are not able to agree upon the arbitrators' rate of compensation.

     30   SELECTION OF ARBITRATORS.  Within fifteen (15) calendar days of notice by a party seeking arbitration under this provision, the party requesting arbitration shall appoint one person as an arbitrator and within fifteen (15) calendar days thereafter the other party shall appoint the second arbitrator. Within fifteen (15) days after the appointment of the second arbitrator, the two arbitrators so chosen shall mutually agree upon the selection of the third impartial and neutral arbitrator, who must be a partner or principal of a nationally recognized firm of independent certified public accountants from the management advisory services department (or comparable department or group) of such firm; PROVIDED, HOWEVER, that such firm cannot be the firm of certified public accountants that has audited the books and records of either party or provided management or advisory services for either party within the last three years.

     In the event the chosen arbitrators cannot agree upon the selection of the third arbitrator, the AAA Rules for the selection of such an arbitrator shall be followed, except that the selection shall be from such departments or groups and certified accounting firms as are described in the immediately preceding paragraph. If the other party shall fail to designate the second arbitrator, the sole arbitrator appointed shall have the power to appoint, in his or her sole discretion, both the second and third arbitrators. If a party fails to appoint a successor to its appointed arbitrator within fifteen (15) days of the death, resignation or other incapacity of such arbitrator, the remaining two arbitrators shall appoint such successor. The majority decision of the arbitrators will be final and conclusive upon the parties hereto.

     40   PAYMENT OF COSTS.  Each party hereby agrees to pay one half the costs of the compensation of the arbitrators, the costs of transcripts and all other expenses of the arbitration proceedings; PROVIDED, HOWEVER, that the prevailing party in any arbitration, which shall be determined by the arbitrators, shall be entitled to an award of attorneys' fees and costs, and the arbitrators' fees and costs, and all other costs of the arbitration shall be paid by the losing party.

     50   EVIDENCE; DISCOVERY.  All testimony of witnesses at any arbitration proceeding held pursuant to these provisions shall be taken under oath, and under the rules of evidence as set forth under the Evidence Code of California and judicial interpretations thereunder. The parties shall be entitled to conduct discovery proceedings in accordance with the provisions of Section 1283.05 of the California Code of Civil Procedure.

     60   BURDEN OF PROOF; BASIS OF DECISION.  For any claim submitted to arbitration, the burden of proof shall be as it would be if the claim were litigated in a judicial proceedings except where otherwise specifically provided in the Agreement to which this is attached, and the decision shall be based on the application of California law (as determined from statutes, court decisions, and other recognized authorities) to the facts found by the arbitrators.

     70   JUDGMENT.  Upon the conclusion of any arbitration proceedings hereunder, the arbitrators shall render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached by them and shall deliver such documents to each party to the Agreement along with a signed copy of the award in accordance with Section 1283.6 of Title 9.

     80   TERMS OF ARBITRATION.  The arbitrators chosen in accordance with these provisions shall not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of the Agreement.

     90   EXCLUSIVE REMEDY.  Except as specifically provided in this EXHIBIT A or in the Agreement to which it is attached, arbitration shall be the sole and exclusive remedy of the parties for any Dispute.

     100 ARBITRATION CONFIDENTIAL. Neither party will disclose the existence of any arbitration proceedings hereunder, nor the outcome thereof, except: (a) insofar as such disclosure is reasonably necessary to carry out and make effective the terms of this Agreement, including without limitation, pleadings or other documents filed seeking entry of judgement upon an award of the arbitrators; (b) insofar as a party hereto is required by law to respond to any demand for information from any court, governmental entity, or governmental agency, or as may be required by federal or state securities laws; (c) insofar as disclosure is necessary to be made to a party's independent accountants for tax or audit purposes; (d) insofar as disclosure is necessary to be made to a party's attorneys for purposes of rendering advice or services relating to this Agreement; and (e) insofar as the parties may mutually agree in writing.

     110 NOTICE; LANGUAGE. Notice of arbitration sent to the other party by using the following means shall be deemed good and sufficient notice of service:
Notices shall be in writing, shall be sent by certified or registered air mail with postage prepaid, return receipt requested, or by hand delivery. Such communications shall be deemed given and received upon delivery, if hand delivered; or within five (5) days of mailing, if sent by certified or registered mail. Notices to any Member shall be sent to such Member's last known business address appearing on the books of the Company.

                     CONSENT AND ACKNOWLEDGMENT OF SPOUSE

     The undersigned, Cathy Sherline, acknowledges and agrees that:

     (i) she has read the Amended and Restated Operating Agreement of One Source Industries, LLC, a California limited liability company, dated as of January 11, 1999 (the "Agreement"), to which this Consent and Acknowledgment of Spouse (the "Consent") is attached, the parties to which include her husband;

     (ii) she consents to the execution and performance of the Agreement by her husband, and specifically consents and agrees that all provisions of the Agreement, which relate to the Membership Interests also relate to any Membership Interests in which she has or may have or may hereafter acquire a community property or other interest; and she agrees to be subject to, and abide by the terms of, such provisions as if she had been a party to the Agreement;

     (iii) she hereby waives any rights she may have during the continuance of her marriage, or at any time thereafter, prior to the death or incompetency of her spouse, to control and/or manage One Source Industries, LLC;

     (iv) she has carefully considered the provisions of Section 1100 of the California Family Code attached hereto, which Section grants to her, among other things, equal rights to management and control of certain community assets, and understands that by executing this Consent she has waived any rights she may have thereunder with respect to One Source Industries, LLC; and she specifically consents to and agrees that the Membership Interests, to the extent that it is controlled by her spouse, and the consent, approval and other rights personally granted to him pursuant to the Agreement constitute a "business or an interest in a business" which is being operated by her spouse, so as to cause her spouse to have primary right to the management and control thereof, and she waives her right to prior notice of any sale, lease, exchange, encumbrance or other disposition of any or all of the personal property used in the operation of such business (unless she and her spouse are in the process of a marital dissolution proceeding at the time); and

     (v) she was advised to seek independent counsel to review and advise her with respect to the negotiation and execution of this Consent. She hereby acknowledges that, of her own free will, she declined to do so.

     IN WITNESS WHEREOF, the undersigned has executed and delivered this Consent as of the 11th day of January, 1999.



                              /s/ Cathy Sherline
                              ---------------------------------
                              Cathy Sherline